EXHIBIT 23.6

                                     CONSENT

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our opinion dated October 30, 1998 addressed to the Board of Directors of National Penn Bancshares, Inc. concerning the fairness to the shareholders of said bank holding company of the financial terms of said bank holding company's proposed acquisition of Elverson National Bank. We also consent to the reference to our Firm and our opinion to National Penn Bancshares, Inc. under the heading "Opinions of Financial Advisors - NPB" in the aforementioned Prospectus.

/s/ LSC FINANCIAL SERVICES, INC.

LSC FINANCIAL SERVICES, INC.